Exhibit 16.1

February 28, 2006

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

Gentlemen:

We have read Item 4 of Form 8-K dated February 24, 2006, of Endavo Media and Communications, Inc., and are in agreement with the statements as they pertain to us in item 4.01. We have no basis to agree or disagree with other statements of the registrant contained therein.

Hein & Associates LLP